Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into on December 31, 2015, (the “Effective Date”) by and between GCT Lobos Operations, LLC, a California limited liability company (the “Company”), and Jasmine Wolf, an individual (the “Employee”). Each of the Company and the Employee may be referred to herein as “Party” and collectively as the “Parties.”

NOW, THEREFORE, in consideration of the mutual covenants set forth below, the Parties agree as follows:

ARTICLE 1. DUTIES AND SCOPE OF EMPLOYMENT

Section 1.1.     Employment. Employee shall be employed by the Company for a term of twenty-four (24) months, commencing on the Effective Date (the “Employment Term”). The date on which Employee’s employment under this Agreement terminates is referred to herein as the “Termination Date.”

Section 1.2       Duties and Services. During the Employment Term, Employee shall serve as the Company’s Chief Operating Officer / Executive Chef, reporting directly to the Company’s Chief Executive Officer. Employee’s duties and services will be consistent with Employee’s title, position and stature with the Company, subject to the direction of the Company’s Board, or a committee thereof. Employee will devote her reasonable best efforts and substantially all of her business time and attention (except for vacation periods and reasonable periods of illness or other incapacity) to the provision of duties and services under this Agreement and shall perform such duties and services to the best of her abilities in a diligent, trustworthy, businesslike and efficient manner. Employee agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without prior approval of the Board; provided, however, that Employee shall be permitted to serve in any capacity with any civic, educational or charitable organization.

ARTICLE 2. SALARY AND BENEFITS

Section 2.1     Salary. During the Employment Term, the Company will pay Employee, as compensation for her services, a salary of One Hundred Thousand Dollars ($100,000) per year (the “Salary”), payable in accordance with the Company’s normal payroll practices. Payment for services rendered in any partial month shall be prorated assuming a thirty (30) day month. In addition, the Company will pay a bonus based on the achievement of management by objectives as determined from time to time in writing by the Company’s Board or Compensation Committee thereof.

Section 2.2      Benefits. During the Employment Term, Employee will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other similarly situated employees of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

Section 2.3        Paid Time Off. Employee will be entitled to paid time off of twenty (20) days per calendar year to be taken in such amounts and at such times as approved in advance by the Company’s President.

Section 2.4      Expenses. The Company will reimburse Employee for reasonable travel, lodging, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, only upon prior approval of such expenses by the Board.

ARTICLE 3. TERM; TERMINATION

Section 3.1        Definitions

3.1.1.  Cause. For purposes of this Agreement, “Cause” shall mean (i) an act of dishonesty by Employee in connection with Employee’s responsibilities as an employee; (ii) Employee’s conviction of, or plea of nolo contendere to, a felony; (iii) Employee’s gross misconduct or gross negligence related to the Company; (iv) Employee’s substantial violation of her employment duties after Employee has received a written demand for performance from the Company that specifically sets forth the factual basis for the Company’s belief that Employee has not substantially performed her duties and Employee’s failure to reasonably cure within twenty (20) days after receiving such demand; or (v) Employee’s death or if Employee suffers a Disability (defined below).

3.1.2   Disability. A “Disability” shall mean the Employee’s incapacity due to physical or mental illness as determined by a qualified physician or incapacity for a period of one hundred and eighty days (180) days, consecutive or otherwise, in any three hundred and sixty (360) day period.

Section 3.2       Termination Without Cause. During the Employment Term, in the event that Employee is terminated by the Company without Cause, and Employee signs and does not revoke a release of claims in the reasonable form provided to Employee by the Company, then, subject to Employee’s compliance with Section 4 below, Employee shall be entitled to receive her earned portion of the Salary through the Employment Term, up to a maximum of six (6) months.

Section 3.3        Voluntary Termination. Employee may terminate her employment with the Company by voluntarily tendering her resignation, in writing, to the Board (a “Voluntary Termination”). Employee agrees to provide the Company with at least fifteen (15) days’ prior written notice of Voluntary Termination.

Section 3.4       Termination for Cause. If Employee’s employment with the Company is terminated for Cause by the Company, then the Company shall only be obligated to pay to Employee, on or within a reasonable time after the effective date of such termination, the Employee’s earned portion of the Salary through the effective date of such termination.

ARTICLE 4. COVENANTS

Section 4.1        Nondisclosure.   During the Employment Term and following the Termination Date, Employee (i) will hold all Proprietary Information (defined hereafter) in trust and in strict confidence; (ii) will not disclose, and will use commercially reasonable efforts to protect, the Proprietary Information; (iii) will not, directly or indirectly, use or assist others to use Proprietary Information; and (iv) will not, directly or indirectly, use, disseminate or otherwise disclose any Proprietary Information to any third party, except in the case of each of (i) through (iv) above, as required by Employee’s duties in the course of her employment by the Company or as required by applicable law. “Proprietary Information” includes, but is not limited to, the Company’s internal information, trade secrets, customer information, customer lists, marketing information, sales information, cost information, financial information, technical data, know-how, methods, patentable or unpatentable ideas, technical business operations information, business practices, methods, products, processes, equipment or any confidential or secret aspect of the business of the Company that is or has been disclosed to Employee or of which Employee became aware as a consequence of or through her employment with the Company. Notwithstanding the foregoing, the Employee is not obligated to keep Proprietary Information confidential if it (x) is or becomes available to the public, other than because of disclosure by Employee in breach of this Agreement; (y) was or becomes available to Employee from a source other than the Company, but only if such source is not known to Employee to be bound by an obligation of secrecy to the Company with respect to the information disclosed; or (z) has been independently developed by Employee without breaching any of her obligations under this Agreement.

Section 4.2        Books and Records.   All books, records, reports, writings, notes, notebooks, computer programs, sketches, drawings, blueprints, prototypes, formulas, photographs, negatives, models, equipment, chemicals, reproductions, proposals, flow sheets, supply contracts, customer lists and other documents and/or things relating to the business of the Company, whether prepared by Employee or otherwise coming into Employee’s possession in the course of Employee’s performance of her duties, shall be the exclusive property of the Company, as the case may be, and shall not be copied, duplicated, replicated, transformed, modified or removed from the premises of the Company except pursuant to and in furtherance of the business of the Company and shall be returned immediately to the Company on the Termination Date or on the Company’s request at any time.

Section 4.3        Invention Assignment.

Section 4.3.1   Purpose.   Employee understands that the Company is engaged in providing food and drink via a mobile truck, food and drink catering, autonomous commissary supply, and providing food and drink in certain venues, in connection with its business and that it is critical for the Company to preserve and protect its Proprietary Information, its rights in “Inventions” (as defined in Section 4.3.2 below) and in all related intellectual property rights. Accordingly, Employee enters into this employee invention assignment as a condition of employment with the Company, whether or not Employee is expected to create inventions of value for the Company.

Section 4.3.2   Disclosure of Inventions.   Employee will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets that Employee makes or conceives or first reduces to practice or creates, either alone or jointly with others, during the Employment Term, whether or not in the course of Employee’s employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).

Section 4.3.3   Work for Hire; Assignment of Inventions.  Employee acknowledges and agrees that any copyrightable works prepared by Employee within the scope of employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. Employee agrees that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by Employee for the Company, or (iii) relate to the Company’s business or actual or demonstrably anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company. Employee hereby irrevocably assigns, and agree to assigns, the Assigned Inventions to the Company. Attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments and trade secrets which were made by Employee prior to the date of this Agreement, which belong to Employee and which are not assigned to the Company (“Prior Inventions”). If no such list is attached, Employee agrees that it is because no such Prior Inventions exist. Employee acknowledges and agrees that if Employee uses any of Prior Inventions in the scope of employment, or includes them in any product or service of the Company, Employee hereby grants to the Company a perpetual, irrevocable, nonexclusive, world-wide, royalty-free license to use, disclose, make, sell, copy, distribute, modify and create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights.

Section 4.3.4  Labor Code Section 2870 Notice.  Employee has been notified and understands that the provisions of Sections 4.3.3 and 4.3.5 of this Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code (or any comparable law of any other State), which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

Section 4.3.5.   Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, Employee hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that Employee may have in or with respect to any Assigned Inventions. Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Assigned Inventions, even after the Termination Date. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions or Prior Inventions licensed to Company under Section 4.4.3, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions or Prior Inventions licensed to Company under Section 4.4.3, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

Section 4.3.6.   Assistance. Employee agrees to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Employee’s obligations under this section will continue beyond Employment Term and Termination Date, provided that the Company will compensate Employee at a reasonable rate after such termination for time or expenses actually spent by the Employee at the Company’s request on such assistance. Employee appoints the President of the Company as Employee’s attorney-in-fact to execute documents on Employee’s behalf for this purpose.

Section 4.4       Trade Secrets

4.4.1   Definition. The Parties acknowledge and agree that during Employee’s employment and in the course of the discharge of her duties hereunder, Employee shall have access to and become acquainted with information concerning the operation and processes of the Company, including without limitation, financial, personnel, sales, intellectual property, and other information that is owned by the Company’s business, and that such information constitutes the Company’s trade secrets (“Trade Secrets”). Notwithstanding the foregoing, Trade Secrets do not include: (i) information that is or becomes available to the public, other than because of disclosure by Employee in breach of this Agreement; or (ii) information that subsequently becomes part of public knowledge or literature through a deliberate act of the Company as of the date of its becoming public.

4.4.2  Covenant. Employee specifically agrees that she shall not misuse, misappropriate, or disclose any such Trade Secrets, directly or indirectly to any other Person or use them in any way, either during the term of this Agreement or at any other time thereafter, except as is required in the course of her employment hereunder.

4.4.3   Trade Secret Misappropriation. Employee acknowledges and agrees that the sale or unauthorized use or disclosure of any Company’s Trade Secrets obtained by Employee during the course of her employment with the Company, including information concerning the Company’s current or any future and proposed work, services, or products, the facts that any such work production, as well as any descriptions thereof, would constitute unfair trade practices and unauthorized use of the Company’s Trade Secrets, whether such information is used during the Employment Term or at any other time thereafter.

4.4.4 Company Property. Employee further agrees that all files, records, documents, drawings, specifications, equipment, and similar items relating to the Company’s business, whether prepared by Employee or others, are also considered Trade Secrets and that they are and shall remain exclusively the property of the Company and they shall not be copied, duplicated, replicated, transformed, modified or removed from the premises of the Company except pursuant to and in furtherance of the business of the Company and shall be returned immediately to the Company on the Termination Date or on the Company’s request at any time.

ARTICLE 5. GENERAL PROVISIONS.

Section 5.1        Employee’s Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which she is bound; (ii) Employee is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity; and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that she has had the opportunity to seek independent legal counsel regarding her rights and obligations under this Agreement, and has done so or decided not to do so, at Employee’s choosing, and that she fully understands the terms and conditions contained herein.

Section 5.2       Notices. All notices and other communications under this Agreement shall be in writing and delivered personally, sent by reputable, overnight courier service (charges paid by sender), or by facsimile, at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other party pursuant to this provision). Such notices and other communications shall be deemed given: at the time delivered by hand, if personally delivered; one business day after being sent, if sent by reputable, over-night courier service; and at the time when confirmation of successful transmission is received by the sending facsimile machine, if sent by facsimile.

If to Company:

GCT Lobos Operations, LLC

Facsimile: ( )
Attn:

If to Employee:

Jasmine Wolf

(or current address in Company’s file)

Section 5.3       Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any, jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or such application in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein; provided, that if any of the provisions of this Agreement are held to be invalid, illegal or unenforceable, then such provisions shall be deemed amended in the manner and to the extent provided for in Section 4.7 above.

Section 5.4       Complete Agreement. This Agreement embodies the complete agreement and understanding among the Parties relating to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

Section 5.5       Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any signature delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall be deemed a manually executed and delivered original.

Section 5.6       Successors and Assigns. Employee may not delegate any of her obligations hereunder. Further, this Agreement may not be assigned by either the Company or Employee, except that the Company may assign this Agreement to a Person who purchases or succeeds to all or substantially all of the assets of the Company, by operation of law, asset purchase or otherwise. Subject to the two (2) immediately preceding sentences, this Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company and their respective successors and assigns (and, in the case of Employee, heirs and personal representatives).

Section 5.7       Attorney’s Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this agreement, the prevailing Party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which that Party may be entitled. This provision shall be construed as applicable to the entire Agreement.

Section 5.8       Choice of Law; Jurisdiction and Venue. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to conflicts of laws principles thereof and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of said State. Each Party irrevocably submits to the personal and exclusive jurisdiction of any federal or state court of competent jurisdiction located in Los Angeles County, State of California, in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees on behalf of himself, herself or itself and on behalf of such Party’s heirs, personal representatives, successors and assigns that all claims in respect of such action or proceeding may be heard and determined in any such court.

Section 5.9       Amendments and Waivers. No provision of this Agreement may be amended or waived without the prior written consent of the Parties hereto. The waiver by either Party to this Agreement of a breach of any provision of this Agreement shall not be construed or operate as a waiver of any preceding or succeeding breach of the same, or any other term or provision, or as a waiver of any contemporaneous breach of any other term, or provision or as a continuing waiver of the same or any other term or provision.

[remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

“Company”	“Employee”

GCT Lobos Operations, LLC,	Jasmine Wolf,
a California limited liability company	an individual

/s/ Jasmine Wolf
By:	By: Jasmine Wolf
Its:

Page 10 of 10